InspireMD’s CGuard™ Embolic Prevention System
to be Prominently Featured in Two Live Case Transmissions at LINC 2018

Tel Aviv, Israel— January 26, 2018 - InspireMD, Inc. (NYSE AMER:NSPR), a leader in embolic prevention systems (EPS) / thrombus management technologies and neurovascular devices, today announced that its CGuard™ Embolic Prevention System (EPS) will be featured in two separate live case transmissions at the Leipzig Interventional Course (LINC) 2018 to be held from January 30th to February 2nd at the Trade Fair Leipzig, Hall 2 in Leipzig, Germany. CGuard™ EPS will also be featured in two scientific sessions and a poster presentation at the conference.

On January 30, from 11:50 AM – 12:16 PM Central European Time, Dr. Antonio Micari and Dr. Fausto Castriota, interventional cardiologists with Maria Cecilia Hospital, Cotignola, Italy, will perform a live endovascular procedure entitled, “Symptomatic left internal carotid disease in a 79-year old woman,” featuring CGuard™ EPS that will be transmitted real time to the congress.

On January 30, from 4:30 – 6:00 PM Central European Time, Dr. Andrej Schmidt and Dr. Matthias Ulrich from the Department of Angiology, University Hospital Leipzig, Division of Interventional Angiology, Leipzig, Germany, will perform a live endovascular procedure entitled, “Restenosis after TEA left internal carotid artery,” featuring CGuard™ EPS that will be transmitted real time to the congress.

The CGuard™ Carotid Embolic Prevention System will also be featured at the Company’s booth (18c2).

Additional presentations featuring CGuard™ EPS will include:

What:	Comparative analysis of new mesh-covered stent designs using MRI parameters (Maria Antonella Ruffino, MD, EBIR; Italy)
When:	January 30, 10:05 – 10:12 AM Central European Time
Where:	Room 3 - Technical Forum

What:	Transcervical carotid stenting (TECAR) with flow reversal vs. CEA in highly symptomatic patients (Professor Ralf R. Kolvenbach MD, PhD, FEBVS; Germany)
When:	January 30, 10:26 – 10:33 AM Central European Time
Where:	Room 3 - Technical Forum

CGuard™ EPS will also be featured in a poster presentation, entitled, “Single-center experience with MicroNet covered embolic prevention stent in a treatment of vulnerable carotid plaque: short and mid-term results” (Valdimir Gavrilovic, MD; Italy) on January 31, from 3:00 - 3:05 PM Central European Time in front of the Main Arena 1.

LINC is a leading global forum for new methods in the field of vascular medicine. LINC brings together medical professionals from different specialties around the world who perform endovascular interventions.

“It is a true honor to have CGuard™ EPS, once again, chosen by these leading physcians to be prominently featured in two live case transmissions at LINC 2018, in addition to the two podium presentations and and a poster presentation,” said James Barry, PhD, Chief Executive Officer of InspireMD. “This continues to support the progress we have made in demonstrating the truly meaningful safety benefits of CGuardTM EPS and this can be seen in the support we are receiving from key opinion leaders in Europe and around the world.”

About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MicroNet™ technology to make its products the industry standard for embolic protection and to provide a superior solution to the key clinical issues of current stenting in patients with a high risk of distal embolization, no reflow and major adverse cardiac events.

InspireMD intends to pursue applications of this MicroNet technology in coronary, carotid (CGuard™), neurovascular, and peripheral artery procedures. InspireMD’s common stock is quoted on the NYSE American under the ticker symbol NSPR and certain warrants are quoted on the NYSE American under the ticker symbol NSPR.WS.

Investor Contacts:

InspireMD, Inc.

Craig Shore

Chief Financial Officer

Phone: 1-888-776-6804 FREE

Email: craigs@inspiremd.com

Crescendo Communications, LLC

David Waldman

Phone: (212) 671-1021

Email: NSPR@crescendo-ir.com